                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[_] CONFIDENTIAL, FOR USE OF THE
    COMMISSION ONLY (AS PERMITTED BY
    RULE 14A-6(E)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                         PERRY ELLIS INTERNATIONAL, INC.
--------------------------------------------------------------------------------
              (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    ----------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

    ----------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    ----------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

    ----------------------------------------------------------------------------

    (5) Total fee paid:

    ----------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    ----------------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

    ----------------------------------------------------------------------------

    (3) Filing Party:

    ----------------------------------------------------------------------------

    (4) Date Filed:

    ----------------------------------------------------------------------------

Notes:





Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                        PERRY ELLIS INTERNATIONAL, INC.
                            3000 N.W. 107th Avenue
                             Miami, Florida 33172

                               -----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JUNE 11, 2002

                               -----------------

To the Shareholders of Perry Ellis International, Inc.:

   NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Annual Meeting") of Perry Ellis International, Inc., a Florida corporation (the "Company"), will be held at the Company's principal executive offices at 3000 N.W. 107th Avenue, Miami, Florida 33172 at 10:00 A.M. on June 11, 2002 for the following purposes:

    1. To elect two directors of the Company to serve until 2005;

    2. To consider and vote upon a proposal to adopt the Company's 2002 Stock Option Plan;

    3. To consider and vote upon a proposal to ratify the appointment of Deloitte & Touche LLP as the Company's independent public accountants for the fiscal year ending January 31, 2003; and

    4. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponements thereof.

   The Board of Directors has fixed the close of business on May 1, 2002 as the record date for determining those shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

   Whether or not you expect to be present, please sign, date and return the enclosed proxy card in the pre-addressed envelope provided for that purpose as promptly as possible. No postage is required if mailed in the United States.

                                          By Order of the Board of Directors,

                                          Fanny Hanono,
                                          Secretary

Miami, Florida
May 8, 2002

ALL SHAREHOLDERS ARE INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. THOSE SHAREHOLDERS WHO ARE UNABLE TO ATTEND ARE RESPECTFULLY URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. SHAREHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE ANNUAL MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.

                        PERRY ELLIS INTERNATIONAL, INC.

                        ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JUNE 11, 2002

                               -----------------

                                PROXY STATEMENT

                               -----------------

                    TIME, DATE AND PLACE OF ANNUAL MEETING

   This proxy statement (the "Proxy Statement") is furnished in connection with the solicitation by the Board of Directors of Perry Ellis International, Inc., a Florida corporation (the "Company"), of proxies from the holders of the Company's common stock, par value $.01 per share (the "Common Stock"), for use at the Annual Meeting of Shareholders of the Company to be held at the Company's principal executive offices at 3000 N.W. 107th Avenue, Miami, Florida 33172 at 10:00 A.M. on June 11, 2002, and at any adjournments or postponements thereof (the "Annual Meeting") pursuant to the enclosed Notice of Annual Meeting.

   The approximate date this Proxy Statement and the enclosed form of proxy are first being sent to shareholders is May 8, 2002. Shareholders should review the information provided herein in conjunction with the Company's Annual Report to Shareholders which accompanies this Proxy Statement. The Company's principal executive offices are located at 3000 N.W. 107th Avenue, Miami, Florida 33172, and its telephone number is (305) 592-2830.

                         INFORMATION CONCERNING PROXY

   The enclosed proxy is solicited on behalf of the Company's Board of Directors. The giving of a proxy does not preclude the right to vote in person should any shareholder giving the proxy so desire. Shareholders have an unconditional right to revoke their proxy at any time prior to the exercise thereof, either in person at the Annual Meeting or by filing with the Company's Secretary at the Company's headquarters a written revocation or duly executed proxy bearing a later date; however, no such revocation will be effective until written notice of the revocation is received by the Company at or prior to the Annual Meeting.

   The cost of preparing, assembling and mailing this Proxy Statement, the Notice of Annual Meeting and the enclosed proxy is to be borne by the Company. In addition to the use of mail, employees of the Company may solicit proxies personally and by telephone. The Company's employees will receive no compensation for soliciting proxies other than their regular salaries. The Company may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. The Company may reimburse such persons for their expenses in so doing.

                        PURPOSES OF THE ANNUAL MEETING

   At the Annual Meeting, the Company's shareholders will consider and vote upon the following matters:

    1. To elect two directors of the Company to serve until 2005;

    2. To consider and vote upon a proposal to adopt the Company's 2002 Stock Option Plan;

    3. To consider and vote upon a proposal to ratify the appointment of Deloitte & Touche LLP as the Company's independent public accountants for the fiscal year ending January 31, 2003; and

    4. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponements thereof.

   Unless contrary instructions are indicated on the enclosed proxy, all shares of Common Stock represented by valid proxies received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth herein) will be voted (a) for the election of the respective nominees for director named below and (b) in favor of all other proposals described in the Notice of Annual Meeting. In the event a shareholder specifies a different choice by means of the enclosed proxy, his shares will be voted in accordance with the specification so made.

                OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

   The Board of Directors has set the close of business on May 1, 2002 as the record date (the "Record Date") for determining shareholders of the Company entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were approximately 6,320,474 shares of Common Stock issued and outstanding, all of which are entitled to be voted at the Annual Meeting. Each share of Common Stock is entitled to one vote on each matter submitted to shareholders for approval at the Annual Meeting.

   The attendance, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. Directors will be elected by a plurality of the votes cast by the shares of Common Stock represented in person or by proxy at the Annual Meeting. The affirmative votes of the holders of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting will be required for approval of the other proposals covered by this Proxy Statement. If less than a majority of the outstanding shares entitled to vote are represented at the Annual Meeting, a majority of the shares so represented may adjourn the Annual Meeting to another date, time or place, and notice need not be given of the new date, time or place if the new date, time or place is announced at the meeting before an adjournment is taken.

   Prior to the Annual Meeting, the Company will select one or more inspectors of election for the meeting. Such inspector(s) shall determine the number of shares of Common Stock represented at the meeting, the existence of a quorum and the validity and effect of proxies, and shall receive, count and tabulate ballots and votes and determine the results thereof. Abstentions will be considered as shares present and entitled to vote at the Annual Meeting and will be counted as votes cast at the Annual Meeting, but will not be counted as votes cast for or against any given matter.

   A broker or nominee holding shares registered in its name, or in the name of its nominee, which are beneficially owned by another person and for which it has not received instructions as to voting from the beneficial owner, may have discretion to vote the beneficial owner's shares with respect to the election of directors and other matters addressed at the Annual Meeting. Any such shares which are not represented at the Annual Meeting either in person or by proxy will not be considered to have cast votes on any matters addressed at the Annual Meeting.

                         BENEFICIAL SECURITY OWNERSHIP

   The following table sets forth, as of the Record Date, information with respect to the beneficial ownership of the Company's Common Stock by (i) each person who is known by the Company to beneficially own 5% or more of the Company's outstanding Common Stock, (ii) the Company's Chief Executive Officer and each of the other "Named Executive Officers" (as defined below in "Executive Compensation-Summary Compensation Table"), (iii) each director of the Company, and (iv) all directors and executive officers of the Company as a group. The Company is not aware of any beneficial owner of more than 5% of the outstanding Common Stock other than as set forth in the following table.

                                                         Number of % of Class
 Name and Address of Beneficial Owner(1)(2)               Shares   Outstanding
 ------------------------------------------              --------- -----------
 George Feldenkreis(3).................................. 2,021,546    30.1
 Oscar Feldenkreis(4)................................... 1,406,978    21.6
 Fanny Hanono(5)........................................   398,648     6.3
 Salomon Hanono(5)(6)...................................   434,898     6.8
 Timothy B. Page(7).....................................     7,500       *
 GFX, Inc...............................................   361,525     5.7
 Joseph Roisman(8)......................................    20,250       *
 Allan Zwerner(9).......................................     6,250       *
 Ronald Buch(10)........................................    25,750       *
 Gary Dix(11)...........................................    42,800       *
 Joseph P. Lacher(12)...................................    17,000       *
 Leonard Miller(13).....................................    78,250     1.2
 All directors and executive officers as a group
    (11 persons)(14).................................... 3,810,146    53.7

 FMR Corporation
   82 Devonshire Street
   Boston, Massachusetts 02109(15)......................   672,400    10.6
 Dimensional Fund Advisors, Inc.
   1299 Ocean Avenue, 11th Floor
   Santa Monica, CA 90401(16)...........................   427,400     6.8

--------
  *  Less than 1%.
 (1) Except as otherwise indicated, the address of each beneficial owner is c/o Perry Ellis International, Inc., 3000 N.W. 107th Avenue, Miami, Florida 33172.

 (2) Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock listed, which include shares of Common Stock in which such persons have the right to acquire a beneficial interest within 60 days from the Record Date.

 (3) Represents (a) 1,176,325 shares of Common Stock held directly by George Feldenkreis, (b) 400,000 shares of Common Stock issuable upon the exercise of stock options held by George Feldenkreis, (c) 361,525 shares of Common Stock held by GFX, Inc. ("GFX"), formerly known as Carfel, Inc, of which company Mr. Feldenkreis is a director, executive officer and principal shareholder and (d) 83,690 shares of Common Stock held by a charitable foundation of which George Feldenkreis, Oscar Feldenkreis and Fanny Hanono are each directors and officers (the "Foundation").

 (4) Represents (a) 1,122,288 shares of Common Stock held by a limited partnership of which Oscar Feldenkreis is the sole shareholder of the general partner and the sole limited partner, (b) 1,000 shares of Common Stock held directly by Oscar Feldenkreis, (c) 200,000 shares of Common Stock issuable upon the exercise of stock options held by Oscar Feldenkreis and (d) 83,690 shares held by the Foundation.

 (5) Represents (a) 314,958 shares of Common Stock held by a limited partnership of which Fanny Hanono is the sole shareholder of the general partner and the sole limited partner and (b) 83,690 shares held by the Foundation. Salomon Hanono and Fanny Hanono are husband and wife.

 (6) Also includes 36,250 shares of Common Stock issuable upon the exercise of stock options held by Mr. Hanono.

 (7) Represents 7,500 shares of Common Stock issuable upon the exercise of stock options held by Mr. Page.

 (8) Represents (a) 1,500 shares of Common Stock held directly by Mr. Roisman and (b) 18,750 shares of Common Stock issuable upon the exercise of stock options held by Mr. Roisman.

 (9) Represents 6,250 shares of Common Stock issuable upon the exercise of stock options held by Mr. Zwerner.

(10) Represents (a) 750 shares of Common Stock held directly by Mr. Buch and
     (b) 25,000 shares of Common Stock issuable upon the exercise of stock options held by Mr. Buch.

(11) Represents (a) 4,000 shares of Common Stock held directly by Mr. Dix, (b) 1,800 shares of Common Stock held in trust for his children, (c) 750 shares held in an individual retirement account and (d) 36,250 shares of Common Stock issuable upon the exercise of stock options held by Mr. Dix.

(12) Represents (a) 2,000 shares of Common Stock held directly by Mr. Lacher,
     (b) 5,000 shares held by Mr. Lacher's spouse and (c) 10,000 shares of Common Stock issuable upon the exercise of stock options held by Mr. Lacher.

(13) Represents (a) 42,000 shares of Common Stock held by Mr. Miller and (b) 36,250 shares of Common Stock issuable upon the exercise of stock options held by Mr. Miller.

(14) Includes 776,250 shares of Common Stock issuable upon the exercise of stock options.

(15) Based solely on information contained in Schedule 13G and filed with the Securities and Exchange Commission ("Commission") for the period ending December 31, 2001. All 672,440 shares of Common Stock are owned by Fidelity Low Priced Stock Fund, a wholly owned subsidiary of FMR Corporation.

(16) Based solely on information contained in Schedule 13G and filed with the Commission for the period ending December 31, 2001.

                             ELECTION OF DIRECTORS

   The Company's Articles of Incorporation provide that the Board of Directors be divided into three classes. Each class of directors serves a staggered three-year term. Ronald L. Buch and Salomon Hanono hold office until the 2002 Annual Meeting. Allan Zwerner, Oscar Feldenkreis and Joseph P. Lacher hold office until the 2003 Annual Meeting. Gary Dix, Leonard Miller and George Feldenkreis hold office until the 2004 Annual Meeting.

   At the Annual Meeting, two directors will be elected by the shareholders to serve until the Annual Meeting to be held in 2005 or until their successors are duly elected and qualified. The accompanying form of proxy when properly executed and returned to the Company, will be voted FOR the election as directors of the two persons named below, unless the proxy contains contrary instructions. Proxies cannot be voted for a greater number of persons than the number of nominees named in the Proxy Statement. Management has no reason to believe that any of the nominees is unable or unwilling to serve if elected. However, in the event that any of the nominees should become unable or unwilling to serve as a director, the proxy will be voted for the election of such person or persons as shall be designated by the Board of Directors.

Nominees

   The persons nominated as directors are as follows:

       Name                                    Age Position with the Company
       ----                                    --- -------------------------
    Ronald L. Buch............................ 66  Director
    Salomon Hanono............................ 52  Director

--------
   Ronald L. Buch was elected to the Company's Board of Directors in January 1996. Prior to his retirement in 1995, Mr. Buch was employed by K-Mart Corporation for over 39 years, most recently as Vice President and General Merchandise Manager.

   Salomon Hanono was elected to the Company's Board of Directors in February 1993. From 1987 until February 2001, Mr. Hanono was employed by Carfel, Inc. (now known as GFX), an importer and distributor of automotive parts, in various executive positions. From February 2001 through December 2001, Mr. Hanono served as Vice President of SPX Filtran, Inc. ("SPX") which had purchased substantially all of Carfel's assets. Since January 2002, Mr. Hanono has been serving as a consultant and in various executive capacities with GFX.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF ALL OF THE NOMINEES FOR ELECTION AS DIRECTORS.

   Set forth below is certain information concerning the directors who are not currently standing for election and the executive officers who are not directors:

                                                                               Term
       Name             Age             Position with the Company             Expires
       ----             ---             -------------------------             -------
George Feldenkreis..... 66  Chairman of the Board and Chief Executive Officer  2004
Oscar Feldenkreis...... 42  President, Chief Operating Officer and Director    2003
Joseph Roisman......... 55  Executive Vice President                            N/A
Timothy B. Page........ 49  Chief Financial Officer                             N/A
Fanny Hanono........... 41  Secretary-Treasurer                                 N/A
Gary Dix (1)........... 54  Director                                           2004
Leonard Miller (1)(2).. 72  Director                                           2004
Allan Zwerner.......... 57  President of Licensing and Director                2003
Joseph P. Lacher (1)(2) 56  Director                                           2003

--------
(1)Member of Audit Committee.

(2)Member of Compensation Committee.

   George Feldenkreis founded the Company in 1967, has been involved in all aspects of its operations since that time and served as the Company's President and a Director until February 1993, at which time he was elected Chairman of the Board and Chief Executive Officer. He is a member of the Board of Directors of the Greater Miami Jewish Federation and is a trustee of the University of Miami.

   Oscar Feldenkreis was elected Vice President and a Director in 1979 and joined the Company on a full-time basis in 1980. Mr. Feldenkreis has been involved in all aspects of the Company's operations since that time and was elected President and Chief Operating Officer in February 1993. He is a member of the Greater Miami Jewish Federation.

   Joseph Roisman was appointed Executive Vice President in September 1995. Previously, Mr. Roisman, who has been employed by the Company since 1988, held the position of Vice President, Sales.

   Timothy B. Page was appointed Chief Financial Officer in May 2001. From 1998 through 2001, Mr. Page was a private investor and entrepreneur in the telecommunications and industrial gas and specialty chemical industries. From 1989 through 1997, Mr. Page was a director of Farah, Inc., an apparel company, and served in various executive positions including Executive Vice President and Chief Operational Officer.

   Fanny Hanono was elected Secretary-Treasurer of the Company in September 1990. From September 1988 to August 1990, Mrs. Hanono served as the Company's Assistant Secretary and Assistant Treasurer. From 1988 until February 2001, Ms. Hanono was employed by Carfel, Inc. From February 2001 through December 2001, Ms. Hanono served as a Vice President by SPX Filtran. Since January 2002, Ms. Hanono has been serving as a consultant and in various executive capacities with GFX.

   Gary Dix was elected to the Company's Board of Directors in May 1993. Since February 1994, Mr. Dix, a certified public accountant, has been a partner at Mallah Furman & Company, P.A., an accounting firm in Miami, Florida. From 1979 to January 1994, Mr. Dix was a partner of Silver Dix & Hammer, P.A., another Miami accounting firm.

   Leonard Miller was elected to the Company's Board of Directors in May 1993. Mr. Miller has been Vice President and Secretary of Pasadena Homes, Inc., a home construction firm in Miami, Florida, since 1959.

   Allan Zwerner was elected President of Licensing and a Director in April 1999. From September 1998 to April 1999, Mr. Zwerner was Senior Vice President-General Merchandising Manager, Menswear at J. Crew Group, Inc. From March 1982 to September 1998, Mr. Zwerner served in a number of executive positions at Federated Department Stores, Inc. most recently serving as Senior Vice President-General Merchandising Manager for Market and Product Development, Men's and Children's Clothing.

   Joseph P. Lacher was elected to the Company's Board of Directors in September 1999. Since 1991, Mr. Lacher has been State President for Florida operations of BellSouth Telecommunications, Inc. From 1967 to 1990, Mr. Lacher served in various management capacities at AT&T corporate headquarters and at Southern Bell. Mr. Lacher is a director of SunTrust of Miami, N.A. and a trustee of the Florida International University Foundation.

   George Feldenkreis is the father of Oscar Feldenkreis and Fanny Hanono and the father-in-law of Salomon Hanono. There are no other family relationships among the Company's directors and executive officers.

   The Company's executive officers are elected annually by the Board of Directors and serve at the discretion of the Board. The Company's directors hold office until the third succeeding annual meeting of shareholders after their respective election and until their successors have been duly elected and qualified.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

   Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and holders of more than 10% percent of the Company's Common Stock to file reports of beneficial ownership and changes in ownership of the Company's Common Stock with the Commission. Such persons are required to furnish the Company with copies of all Section 16(a) forms they file.

   Based solely on its review of the copies of such forms received by it, or oral or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, with respect to the fiscal year ended January 31, 2002 ("fiscal 2002"), all filing requirements applicable to its directors, executive officers and greater than 10% percent beneficial owners were complied with.

Meetings and Committees of the Board of Directors

   During fiscal 2002, the Board of Directors held four formal meetings. During fiscal 2002, no director attended fewer than 75% of the number of meetings of the Board of Directors and each Committee of the Board of Directors of which he was a member held during the period he served on the Board of Directors.

   The only committees of the Board of Directors are the Audit Committee and the Compensation Committee. The Board of Directors does not have a nominating or similar committee.

   The Audit Committee is presently comprised of Gary Dix, Joseph P. Lacher and Leonard Miller. The duties and responsibilities of the Audit Committee include
(a) recommending to the Board of Directors the appointment of the Company's independent public accountants and any termination of engagement, (b) reviewing the plan and scope of independent audits, (c) reviewing the Company's significant accounting policies and internal controls, (d) having general responsibility for all related auditing matters, and (e) reporting its recommendations and findings to the full Board of Directors.

   The Board of Directors has adopted a written charter for the Audit Committee. The Audit Committee is composed of outside directors who are not officers or employees of the Company or its subsidiaries. In the opinion of the Board of Directors, all of the members of the Audit Committee are "independent" as that term is defined in the NASD listing standards and these directors are independent of management and free of any relationships that would interfere with their exercise of independent judgement as members of the Audit Committee. The Audit Committee met on two occasions during fiscal 2002.

   The Compensation Committee is presently comprised of Leonard Miller and Joseph P. Lacher. The Compensation Committee reviews and approves the compensation of the Company's executive officers and administers the Company's stock option plans and the Company's Incentive Compensation Plan (the "Incentive Compensation Plan"). The Compensation Committee met on two occasions during fiscal 2002.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

   The following compensation table sets forth for the fiscal years ended January 31, 2002, 2001 and 2000, the cash and certain other compensation earned by the Chief Executive Officer ("CEO") and such other executive officers whose annual salary and bonus exceeded $100,000 during fiscal 2002 (together with the CEO, collectively, the "Named Executive Officers"):

                                                           Long-Term
                               Annual Compensation    Compensation Awards
                            ------------------------- --------------------
                                                       Securities
                                                       Underlying   LTIP    All Other
                            Fiscal Salary      Bonus  Option/SAR's Payouts Compensation
Name and Principal Position  Year   ($)         ($)       (#)      ($)(1)     ($)(2)
--------------------------- ------ -------    ------- ------------ ------- ------------
 George Feldenkreis........  2002  500,000    250,000         0          0    21,945
  Chairman and CEO           2001  500,000    250,000        --         --    31,804
                             2000  400,000    250,000   250,000         --     7,101
 Oscar Feldenkreis.........  2002  600,000         --         0    475,000    14,390
  President and Chief        2001  600,000         --        --    475,000    16,242
  Operating Officer          2000  370,000    630,000   100,000         --    18,051
 Joseph Roisman............  2002  175,000     17,000         0          0     9,615
 Executive Vice President    2001  170,000     17,000        --         --     6,000
                             2000  165,000     33,000        --         --     9,215
 Allan Zwerner.............  2002  378,525    143,800         0          0    15,110
  President of Licensing     2001  363,125     52,500        --         --    11,700
                             2000  270,577     70,000    25,000         --        --
 Timothy B. Page...........  2002  117,692(3)  24,000    15,000          0        --
  Chief Financial Officer
  since May 2001

--------
(1) The dollar amount represents payments made under the Company's Incentive Compensation Plan.

(2) The dollar amount represents Company contributions for the Named Executive Officers under the Company's 401(k) plan and Company payments for a car allowance, a leased vehicle or life insurance.

(3) Salary from May 2001 through January 31, 2002.

Option Grants in Last Fiscal Year

   The following table sets forth information concerning individual grants of stock options of the Company made during fiscal 2002 to any of the Named Executive Officers.

                                                                         Potential Realizable
                                                                           Value of Assumed
                                                                           Annual Rates of
                                         % of Total                          Stock Price
                                          Options                          Appreciation for
                    Number of Securities Granted To Exercise                 Stock Option
                      Underlying Stock   Employees  or Base                  Terms(2)($)
                      Options Granted    In Fiscal   Price   Expiration  --------------------
       Name                (#)(1)           Year     ($/Sh)     Date         5%        10%
       ----         -------------------- ---------- -------- -----------  -------    -------
George Feldenkreis.             0             --        --            --      --         --
Oscar Feldenkreis..             0             --        --            --      --         --
Joseph Roisman.....             0             --        --            --      --         --
Timothy B. Page....        15,000           21.0%    $8.12   May 2, 2006 $33,651    $74,360
Allan Zwerner......             0             --        --            --      --         --

--------
(1) These awards were made pursuant to the Company's 1993 Stock Option Plan. 7,500 of Mr. Page's stock options vested in November 2001 and the remaining 7,500 options vest in November 2002.

(2) Based upon the exercise price, which was equal to the fair market value on the date of grant, and annual appreciation at the assumed rates stated on such price through the expiration date of the options. Amounts shown represent hypothetical gains that could be achieved for the options if exercised at the end of the term. These amounts have been determined on the basis of assumed rates of appreciation mandated by the Commission and do not represent the Company's estimate or projection of the future stock price. Actual gains, if any, are contingent upon the continued employment of the Named Executive Officer through the expiration date, as well as being dependent upon the general performance of the Company's common stock. The potential realizable values have not taken into account amounts required to be paid for federal income taxes. The Company did not use an alternative formula for a grant date valuation, an approach which would state gains at present, and therefore lower, value.

Stock Options Held at End of Fiscal 2002

   The following table indicates the total number and value of exercisable and unexercisable stock options held by each of the Named Executive Officers as of January 31, 2002. No stock options were exercised by any of the Named Executive Officers in fiscal 2002.

                              Number of Securities
                             Underlying Unexercised     Value of Unexercised
                           Options at Fiscal Year-End  In-the-Money Options at
                                      (#)              Fiscal Year-End ($) (1)
                           -------------------------- -------------------------
       Name                Exercisable  Unexercisable Exercisable Unexercisable
       ----                -----------  ------------- ----------- -------------
  George Feldenkreis......   400,000            0          0            0
  Oscar Feldenkreis.......   200,000            0          0            0
  Joseph Roisman..........    17,250        3,000          0            0
  Timothy B. Page.........     7,500        7,500          0            0
  Allan Zwerner...........    18,750        6,250          0            0

--------
(1) Based on the Nasdaq National Market last sales price for the Company's Common Stock on January 31, 2002 in the amount of $7.50 per share.

Compensation of Directors

   During fiscal 2002, non-employee directors were compensated at the rate of $5,000 per quarter up to a maximum of $20,000 per annum. Directors are reimbursed for travel and lodging expenses in connection with their attendance at meetings. Directors are also entitled to receive stock options under the Company's stock option plans. During fiscal 2002, there were no option grants to the Company's non-employee directors. As of the Record Date, the following options granted to non-employee directors were outstanding:

                                       Number   Exercise
        Name of Optionee              of Shares Price($) Expiration Date
        ----------------              --------- -------- ---------------
        Ronald L. Buch...............  10,000     5.19   January 4, 2011
                                       10,000     8.81    April 22, 2009
                                        5,000    15.75       May 7, 2008
        Gary Dix.....................  10,000     5.19   January 4, 2011
                                       10,000     8.81    April 22, 2009
                                        5,000    15.75       May 7, 2008
                                       11,250     8.00      June 2, 2005
        Leonard Miller...............  10,000     5.19   January 4, 2011
                                       10,000     8.81    April 22, 2009
                                        5,000    15.75       May 7, 2008
                                       11,250     8.00      June 2, 2005
        Salomon Hanono...............  10,000     5.19   January 4, 2011
                                       10,000     8.81    April 22, 2009
                                        5,000    15.75       May 7, 2008
                                       11,250     8.00      June 2, 2005
        Joseph P. Lacher.............  10,000     5.19   January 4, 2011

Employment Agreements

   The Company is party to an employment agreement with George Feldenkreis, the Chairman of the Board of Directors and Chief Executive Officer, which currently expires in May 2004. The employment agreement provides for an annual salary of $500,000, subject to annual cost-of-living increases, and an annual bonus in the form of a performance bonus to be determined by the Compensation Committee up to a maximum of $250,000. The employment agreement also prohibits Mr. Feldenkreis from directly or indirectly competing with the Company for one year after termination of his employment for any reason except the Company's termination of Mr. Feldenkreis without cause. Upon termination of the employment agreement by reason of his death or disability, Mr. Feldenkreis or his estate will receive a lump sum payment equal to one year's salary plus a bonus as may be determined by the Compensation Committee in its discretion.

   The Company is a party to an employment agreement with Oscar Feldenkreis, the President and Chief Operating Officer, which currently expires in May 2004. The employment agreement currently provides for an annual salary of $600,000, subject to annual cost-of-living increases, and an annual bonus in the form of a performance bonus, equal to 3.5% of pre-tax income with a minimum of $475,000 bonus and a maximum of $675,000 bonus. Oscar Feldenkreis' employment agreement contains termination and non-competition provisions similar to those set forth in George Feldenkreis' agreement.

   The Company is party to an employment agreement with Timothy B. Page, the Chief Financial Officer, expiring in May 2003. The employment agreement currently provides for an annual salary of $225,000, and an annual bonus of up to $36,000 for the fiscal year ending January 31, 2003. Fifty percent of Mr. Page's bonus is guaranteed and the payment of the remainder of the bonus is subject to a performance review. Mr. Page may not compete directly or indirectly with the Company during his employment or for a period of one-year following Mr. Page's departure from the Company, whether such departure was initiated by Mr. Page or the Company with or without cause. Mr. Page also may not directly or indirectly, without the express written permission of the

Company, employ anyone who is a consultant or employee of the Company at the time of Mr. Page's departure from the Company.

   The Company is party to an employment agreement with Allan Zwerner, the President of Licensing, which expires in May 2002. The employment agreement currently provides for an annual salary of $350,000, and an annual bonus, of up to a maximum of $175,000, based on performance guidelines. The Company is currently negotiating a renewal of Mr. Zwerner's employment agreement.

Compensation Committee Report on Executive Compensation

   Under rules established by the Commission, the Company is required to provide a report explaining the rationale and considerations that led to fundamental compensation decisions affecting the Company's executive officers (including the Named Executive Officers) during the past fiscal year. The report of the Company's Compensation Committee is set forth below.

  Compensation Philosophy

   The three principal components of the Company's executive compensation are salary, bonus and stock options. These components are designed to facilitate fulfillment of the compensation objectives of the Company's Board of Directors and the Compensation Committee, which objectives include (i) attracting and retaining competent management, (ii) recognizing individual initiative and achievement, (iii) rewarding management for short and long term accomplishments, and (iv) aligning management compensation with the achievement of the Company's goals and performance.

   The Compensation Committee endorses the position that equity ownership by management is beneficial in aligning management's and shareholders' interests in the enhancement of shareholder value. This alignment is amplified by the extensive holdings by management of the Company's Common Stock and stock options. Base salaries for new management employees are determined initially by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for managerial talent, including a comparison of base salaries for comparable positions at similar companies of comparable sales and capitalization. Annual salary adjustments are determined by evaluating the competitive marketplace, the performance of the Company, the performance of the executive, and the responsibilities assumed by the executive.

   The Compensation Committee intends to review the Company's existing management compensation programs on an ongoing basis and will (i) meet with the chief executive officer to consider and set mutually agreeable performance standards and goals for members of senior management and/or the Company, as appropriate or as otherwise required pursuant to any such officer's employment agreement and (ii) consider and, as appropriate, approve modifications to such programs to ensure a proper fit with the philosophy of the Compensation Committee and the agreed-upon standards and goals. The Compensation Committee has not yet considered or approved the individual or corporate performance goals or standards for the fiscal year ending January 31, 2003 with respect to the Company's management incentive programs.

  Chief Executive Officer Compensation

   The principal factors considered by the Board of Directors in determining fiscal 2002 salary and bonus for George Feldenkreis, the Chairman of the Board of Directors and Chief Executive Officer of the Company, included an analysis of the compensation of chief executive officers of public companies within the Company's industry and public companies similar in size and capitalization to the Company. The Compensation Committee also considered the Company's fiscal 2002 earnings, expectations for the fiscal year ending January 31, 2003 and other performance measures in determining George Feldenkreis' compensation, but there was no specific relationship or formula by which such compensation was tied to Company performance. The Company also considered that, notwithstanding the fact that his employment agreement does not require Mr. Feldenkreis to devote more than 50% of his working time to the affairs of the Company, Mr. Feldenkreis has devoted the vast majority of his working time to the affairs of the Company.

  Other Executive Officers' Compensation

   Fiscal 2002 base salary and bonus for the Company's other executive officers, to the extent each executive officer's compensation is not governed by an employment agreement, were determined by the Compensation Committee. This determination was made after a review and consideration of a number of factors, including each executive's level of responsibility and commitment, level of performance (with respect to specific areas of responsibility and on an overall basis), past and present contribution to and achievement of Company goals and performance during fiscal 2002, compensation levels at competitive publicly held companies and the Company's historical compensation levels. Although Company performance was one of the factors considered, the approval of the Compensation Committee was based upon an overall review of the relevant factors, and there was no specific relationship or formula by which compensation was tied to Company performance.

  Stock Options

   The Company maintains stock option plans which are designed to attract and retain directors, executive officers and other employees of the Company and to reward them for delivering long-term value to the Company.

                                          /s/ Leonard Miller
                                          /s/ Joseph P. Lacher

Compensation Committee Interlocks and Insider Participation

   None.

                               PERFORMANCE GRAPH

   The following graph compares the cumulative total shareholder return on the Company's Common Stock with the cumulative total shareholder return on the Nasdaq Stock Market-US Index and The S&P Apparel & Accessories Index commencing on February 1, 1997 and ending January 31, 2002.




                                    [CHART]

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                     AMONG PERRY ELLIS INTERNATIONAL, INC.,
                      THE NASDAQ STOCK MARKET (U.S.) INDEX
                    AND THE S & P APPAREL & ACCESORIES INDEX


                PERRY ELLIS        NASDAQ STOCK      S & P APPAREL
            INTERNATIONAL, INC.    MARKET (U.S.)     & ACCESSORIES
            -------------------    -------------     -------------
1/1997          $100.00              $100.00           $100.00
1/1998           109.21               117.99             98.48
1/1999           168.42               184.64             91.15
1/2000           120.06               288.57             62.92
1/2002            63.16               202.09             87.20
1/2002            78.95               141.89             98.91


                                            January 31,
                              ---------------------------------------
                               1998    1999    2000    2001    2002
                              ------- ------- ------- ------- -------
          Perry Ellis........ $109.21 $168.42 $120.06 $ 63.16 $ 78.95
          Nasdaq US..........  117.99  184.64  288.57  202.09  141.89
          S&P Textiles.......   98.48   91.15   62.92   87.20   98.91

--------
* Assumes that $100 was invested on February 1, 1997 in the Company's Common Stock or on February 1, 1997 in the Nasdaq Stock Market Index or The S&P Apparel & Accessories Index, and that all dividends are reinvested.

            REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

   The Audit Committee hereby reports as follows:

   1. The Audit Committee has reviewed and discussed the audited financial statements with the Company's management.

   2. The Audit Committee has discussed with Deloitte & Touche LLP, the Company's independent accountants, the matters required to be discussed by Statement on Auditing Standards ("SAS") 61 (Communications with Audit Committees).

   3. The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with Deloitte & Touche LLP their independence.

   4.  Based on the review and discussion referred to in paragraphs (1) through
(3) above, the Audit Committee recommended to the Board of Directors of the Company, and the Board of Directors has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2002, for filing with the Securities and Exchange Commission.

                                          /s/ Gary Dix
                                          /s/ Joseph P. Lacher
                                          /s/ Leonard Miller

                           AUDIT AND NON-AUDIT FEES

   For the fiscal year ended January 31, 2002, fees for services provided by Deloitte & Touche LLP were as follows:

A.  Audit                                                              $221,060
B   Financial Information Systems Design Implementation                $      0
C.  All Other Fees, consisting of corporate tax consulting $66,115 and
    other services $16,250                                             $ 82,365

                             CERTAIN TRANSACTIONS

Lease Agreements

   The Company leases warehouse space in Miami, Florida from George Feldenkreis on a month-to-month basis and jointly maintains offices with GFX in Beijing, China and Taipei, Taiwan. Rent expense, including taxes, for these properties amounted to $537,000, $316,257 and $265,000 for the years ended January 31, 2002, 2001 and 2000, respectively.

Licensing Agreements

   The Company is party to licensing agreements (the "Isaco License Agreements") with Isaco International, Inc. ("Isaco"), pursuant to which Isaco was granted the exclusive license to use the Natural Issue and Perry Ellis brand names in the United States and Puerto Rico to market a line of men's underwear, hosiery and loungewear. The principal shareholder of Isaco is the father-in-law of Oscar Feldenkreis, the Company's President and Chief Operating Officer. Royalty income earned from the Isaco License Agreements amounted to $1,230,000, $834,000 and $438,000 for the years ended January 31, 2002, 2001, and 2000, respectively.

   The Company believes that its arrangements with George Feldenkreis and Isaco are on terms at least as favorable as the Company could secure from a non-affiliated third party.

                  PROPOSAL TO APPROVE 2002 STOCK OPTION PLAN

   In 1993, the Company adopted a Stock Option Plan, which was amended in 1998 and 1999 (as amended, the "1993 Plan") to increase the number of shares reserved for issuance thereunder. The 1993 Plan authorizes the Company to grant stock options to purchase up to an aggregate of 1,500,000 shares of Common Stock. At present, the Company has granted stock options under the 1993 Plan to purchase approximately 1,100,000 shares of Common Stock reserved for issuance under the 1993 Plan. However, the 1993 Plan will terminate in 2003. In order to continue to effectively attract and retain employees and directors, the Board of Directors believes that the Company needs to continue to grant stock options to purchase shares of Common Stock. As a result, on April 23, 2002, the Board of Directors adopted the 2002 Stock Option Plan (the "2002 Plan"). Pursuant to the 2002 Plan, the Company may grant options to purchase up to an aggregate of 1,000,000 shares of the Company's Common Stock to eligible persons. The Company's ability to grant "incentive stock options" under the 2002 Plan is subject to the approval of the shareholders at the Annual Meeting. The Company's Board of Directors recommends that the 2002 Plan be adopted by the shareholders.

Summary of the Plan

   The following is a general description of the terms and provisions of the 2002 Plan and does not purport to be complete. All such statements are qualified in their entirety by reference to the full text of the 2002 Plan, which is filed herewith, as Annex A.

   The purpose of the 2002 Plan is to provide the employees, directors, independent contractors and consultants of the Company and its subsidiaries with an added incentive to provide their services to the Company and its subsidiaries and to induce them to exert their maximum efforts toward the Company's success.

   The 2002 Plan provides for the issuance of incentive stock options ("Incentive Stock Options") and nonqualified stock options ("Nonqualified Stock Options"). An Incentive Stock Option is an option to purchase Common Stock that meets the definition of "incentive stock option" set forth in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). A Nonqualified Stock Option is a stock option to purchase Common Stock that meets certain requirements in the 2002 Plan but does not meet the definition of an "incentive stock option" set forth in Section 422 of the Code. Nonqualified Stock Options and Incentive Stock Options are sometimes referred to herein as "Options."

   The number of shares that may be issued pursuant to Options granted under the 2002 Plan is up to an aggregate of 1,000,000 shares. If any Option granted pursuant to the 2002 Plan terminates or expires for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or in part, the shares subject to the unexercised portion of such Option shall again be available under the 2002 Plan. The shares acquired upon exercise of Options granted under the 2002 Plan will be authorized and unissued shares of Common Stock. The shareholders will not have any preemptive rights to purchase or subscribe for the shares reserved for issuance under the 2002 Plan.

   The 2002 Plan is administered by the compensation committee of the Board of Directors (the "Committee"), comprised of at least two outside directors of the Board of Directors or, if a Committee is not designated by the Board of Directors, by the Board of Directors as a whole. The Committee has the right to determine, among other things, the persons to whom Options are granted, the number of shares of Common Stock subject to Options, the exercise price of Options and the term thereof.

   All employees of the Company and its subsidiaries, including officers, directors, consultants and independent contractors to the Company, are eligible to receive grants of Options under the 2002 Plan; however, no Incentive Stock Option may be granted to non-employee directors, consultants, independent contractors or individuals who are not also employees of the Company or any of its subsidiaries. Upon receiving a grant of Options, each holder of the Options shall enter into an option agreement with the Company, which contains the terms and conditions of the Options established by the Committee.

Terms and Conditions of Options

   Option Price. For any Option granted under the 2002 Plan, the Option price per share of Common Stock may be any price not less than par value per share as determined by the Committee; however, the Option price per share of any Incentive Stock Option may not be less than the Fair Market Value (defined below) of the Common Stock on the date such Incentive Stock Option is granted. As of the Record Date, the closing price of the Company's Common Stock as reported by the Nasdaq National Market was $11.85 per share.

   Under the 2002 Plan, the "Fair Market Value" is the closing price of shares on the business day on or immediately preceding the date of grant; however, if the shares are not publicly traded, then the fair market value will be as the Committee shall in its sole and absolute discretion determine in a fair and uniform manner.

   Exercise of Options. Each Option is exercisable in such amounts, at such intervals and upon such terms as the Committee may determine. In no event may an Option be exercisable after 10 years from the date of grant. Unless otherwise provided in an Option, each outstanding Option may, in the sole discretion of the Committee, become immediately fully exercisable (1) if there occurs any transaction (which shall include a series of transactions occurring within 60 days or occurring pursuant to a plan), that has the result that shareholders of the Company immediately before such transaction cease to own at least 40 percent of the voting stock of the Company or of any entity that results from the participation of the Company in a reorganization, consolidation, merger, liquidation or any other form of corporate transaction;
(2) if the shareholders of the Company shall approve a plan of merger, consolidation, reorganization, liquidation or dissolution in which the Company does not survive (unless such plan is subsequently abandoned); or (3) if the shareholders of the Company shall approve a plan for the sale, lease, exchange or other disposition of all or substantially all the property and assets of the Company (unless such plan is subsequently abandoned). The Committee may in its sole discretion accelerate the date on which any Option may be exercised and may accelerate the vesting of any shares subject to any Option.

   Unless further limited by the Committee in any Option agreement, shares of Common Stock purchased upon the exercise of Options must be paid for in cash, by certified or official bank check, by money order, with already owned shares of Common Stock, or a combination of the above. The Committee, in its sole discretion, may accept a personal check in full or partial payment. If paid in whole or in part with shares of already owned Common Stock, the value of the shares surrendered is deemed to be their fair market value on the date the Option is exercised. Proceeds from the sale of Common Stock pursuant to the exercise of Options will be added to the general funds of the Company to be used for general corporate purposes. Under the 2002 Plan, the Company may also lend money to an optionee to exercise all or a portion of an Option granted under the 2002 Plan. If the exercise price is paid in whole or in part with an optionee's promissory note, such note shall (1) provide for full recourse to the maker, (2) be collateralized by the pledge of shares purchased by the optionee upon exercise of such Option, (3) bears interest at a rate of interest no less than the rate of interest payable by the Company to its principal lender, and (4) contain such other terms as the Committee in its sole discretion shall require. An Option may also be exercised pursuant to a "cashless" or "net issue" exercise.

   Nontransferability. Incentive Stock Options granted under the 2002 Plan are not transferable by an optionee other than by will or the laws of descent and distribution. Nonqualified Stock Options granted under the 2002 Plan are not transferable by an optionee other than (a) by will or the laws of descent and distribution, (b) by gift to a family member, as that term is defined in the 2002 Plan, and (c) through a domestic relations order in settlement of marital property rights. No Option shall be exercisable during the optionee's lifetime by any person other than the optionee or certain transferees permitted under the 2002 Plan.

   Termination of Options. The expiration date of an Option is determined by the Committee at the time of the grant and is set forth in the applicable stock option agreement. In no event may an Option be exercisable after 10 years from the date it is granted.

   The 2002 Plan provides that if an optionee's employment is terminated for any reason other than for cause, retirement, an improper termination, mental or physical disability or death, then the unexercised portion of the optionee's Options shall terminate three months after the such termination. If an optionee's employment is terminated for cause or if there is an improper termination of optionee's employment, the unexercised portion of the optionee's Options shall terminate immediately upon such termination. If an optionee's employment is terminated by reason of the optionee's mental or physical disability or by reason of the optionee's death, the unexercised portion of the optionee's Options shall terminate 12 months after the optionee's death.

   The Committee in its sole discretion may by giving written notice cancel, effective upon the date of the consummation of certain corporate transactions that would result in an Option becoming fully exercisable, any Option that remains unexercised on such date. Such notice shall be given a reasonable period of time prior to the proposed date of such cancellation and may be given either before or after shareholder approval of such corporate transaction.

   Cancellation and Rescission of Awards. Unless the Option says otherwise, during the time the optionee is employed by the Company and for a period of two years from the date the optionee ceases being employed by the Company (the "Restrictive Period"), the committee may cancel, rescind, suspend, withhold or otherwise limit or restrict any unexpired, unpaid, or deferred Options for certain "Detrimental Activity", including (1) the rendering of services to a competitor of the Company, (2) the disclosure of any of the Company's confidential information, (3) the failure or refusal to disclose promptly and to assign to the Company all right, title and interest in any invention or idea conceived by the optionee during employment by the Company, (4) activity that results in termination of the optionee's employment for cause (as that term is defined in the 2002 Plan), (5) a material violation of any written rules, policies, procedures or guidelines of the Company, (6) any attempt to induce another Company employee to be employed or perform services elsewhere or any attempt to solicit the trade or business of any current or prospective customer, supplier or partner of the Company, (7) being convicted of, or entering a guilty plea with respect to a crime, or (8) any other conduct or act determined by the Company to be injurious, detrimental or prejudicial to any interest of the Company.

   Upon exercising an Option, the optionee is required to certify that he or she is in compliance with the terms of the 2002 Plan. If the optionee engages in any Detrimental Activity described above within the Restrictive Period, the exercise of an Option may be rescinded by the Company within the Restrictive Period. In the event of rescission, the Optionee shall return any and all shares obtained upon the exercise of Options if the shares are still held by the optionee. If the optionee no longer holds the shares, the optionee shall pay to the Company an amount equal to the Fair Market Value of the shares as of the date of rescission less the exercise price paid for the shares. The Company shall be entitled to set-off against the foregoing amount.

Amendment of 2002 Plan

   Either the Board of Directors or the Committee may from time to time amend this 2002 Plan or any Option without the consent or approval of the shareholders of the Company. However, except to the extent provided in the Termination of Options section above, no amendment or suspension of this 2002 Plan or any Option issued thereunder shall substantially impair any Option previously granted to any optionee without the consent of such optionee.

Federal Income Tax Effects

   The 2002 Plan is not qualified under the provisions of Section 401(a) of the Code, nor is it subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

   Incentive Stock Options. Incentive Stock Options are "incentive stock options" as defined in Section 422 of the Code. Under the Code, an optionee generally is not subject to ordinary income tax upon the grant or exercise of an Incentive Stock Option. However, an employee who exercises an Incentive Stock Option by delivering shares of Common Stock previously acquired pursuant to the exercise of an Incentive Stock Option is treated as making a disqualifying disposition (defined below) of such shares if the employee delivers such shares before the expiration of the holding period applicable to such shares. The applicable holding period is the longer of two years from the date of grant or one year from the date of exercise. The effect of this provision is to prevent "pyramiding" the exercise of an Incentive Stock Option (i.e., the exercise of the Incentive Stock Option for one share and the use of that share to make successive exercise of the Incentive Stock Option until it is completely exercised) without the imposition of current income tax.

   The amount by which the fair market value of the shares acquired at the time of exercise of an Incentive Stock Option exceeds the purchase price of the shares under such Option will be treated as an item of adjustment included in the optionee's alternative minimum taxable income for purposes of the alternative minimum tax. If, however, there is a disqualifying disposition in the year in which the Option is exercised, the maximum amount of the item of adjustment for such year is the gain on the disposition of the shares. If there is disqualifying disposition in a year other than the year of exercise, the dispositions will not result in an item of adjustment for such other year.

   If, subsequent to the exercise of an Incentive Stock Option (whether paid for in cash or in shares), the optionee holds the shares received upon exercise for a period that exceeds (a) two years from the date such Incentive Stock Option was granted or, if later, (b) one year from the date of exercise, or the required holding period, the difference (if any) between the amount realized from the sale of such shares and their tax basis to the holder will be taxed as long-term capital gain or loss. If the holder is subject to the alternative minimum tax in the year of disposition, such holder's tax basis in his or her shares will be increased for purposes of determining his alternative minimum tax for such year, by the amount of the item of adjustment recognized with respect to such shares in the year the Option was exercised.

   In general, if, after exercising an Incentive Stock Option, an employee disposes of the shares so acquired before the end of the required holding period a disqualifying disposition, such optionee would be deemed in receipt of ordinary income in the year of the disqualifying disposition, in an amount equal to the excess of the fair market value of the shares at the date the Incentive Stock Option was exercised over the exercise price. If the disqualifying disposition is a sale or exchange which would permit a loss to be recognized under the Code (were a loss in fact to be sustained), and the sales proceeds are less than the fair market value of the shares on the date of exercise, the optionee's ordinary income would be limited to the gain (if any) from the sale. If the amount realized upon disposition exceeds the fair market value of the shares on the date of exercise, the excess would be treated as short-term or long-term capital gain, depending on whether the holding period for such shares exceeded one year.

   An income tax deduction is not allowed to the Company with respect to the grant or exercise of an Incentive Stock Option or the disposition, after the required holding period, of shares acquired upon exercise. In the event of a disqualifying disposition, a federal income tax deduction should be allowed to the Company in an amount equal to the ordinary income to be recognized by the optionee, provided that such amount constitutes an ordinary and necessary business expense to the Company and is reasonable, and the Company satisfies its withholding obligation with respect to such income.

   Nonqualified Stock Options. An optionee granted a Nonqualified stock option under the 2002 Plan will generally recognize, at the date of exercise of such Nonqualified stock option, ordinary income equal to the difference between the exercise price and the fair market value of the shares of Common Stock subject to the Nonqualified stock option. This taxable ordinary income will be subject to federal income tax withholding. A federal income tax deduction should be allowed to the Company in an amount equal to the ordinary income to be recognized by the optionee, provided that such amount constitutes an ordinary and necessary business expense to the Company and is reasonable, and the Company satisfies its withholding obligation with respect to such income.

   If an optionee exercises a Nonqualified stock option by delivering other shares, the optionee should not recognize gain or loss with respect to the exchange of such shares, even if their then fair market value is different from the optionee's tax basis. The optionee, however, should be taxed as described above with respect to the exercise of the Nonqualified Stock Option as if he had paid the exercise price in cash, and the Company likewise generally should be entitled to an equivalent tax deduction. Provided a separate identifiable stock certificate is issued therefor, the optionee's tax basis in that number of shares received on such exercise which is equal to the number of shares surrendered on such exercise should be equal to his tax basis in the shares surrendered and his holding period for such number of shares received should include his holding period for the shares surrendered. The optionee's tax basis and holding period for the additional shares received on exercise of a Nonqualified Stock Option paid for, in whole or in part, with shares should be the same as if the optionee had exercised the Nonqualified Stock Option solely for cash.

   The discussion set forth above does not purport to be a complete analysis of the potential tax consequences relevant to the optionees or to the Company, or to describe tax consequences based on particular circumstances. It is based on federal income tax law and interpretational authorities as of the date of this Proxy Statement, which are subject to change at any time.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL.

      PROPOSAL TO RATIFY THE SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

   The firm of Deloitte & Touche LLP, independent public accountants, has served as the Company's independent public accountants since 1993. The Board of Directors has selected Deloitte & Touche LLP as the Company's independent public accountants for the current fiscal year ending January 31, 2003. One or more representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from shareholders.

Vote Required for Approval

   Shareholder approval is not required for the appointment of Deloitte & Touche LLP, since the Board of Directors has the responsibility for selecting auditors. However, the appointment is being submitted for approval at the Annual Meeting. No determination has been made as to what action the Board of Directors would take if shareholders do not approve the appointment.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL.

                  HOUSEHOLDING OF ANNUAL DISCLOSURE DOCUMENTS

   As permitted by the Securities Exchange Act of 1934, only one copy of this Proxy Statement is being delivered to shareholders residing at the same address, unless such shareholders have notified the Company of their desire to receive multiple copies of the Proxy Statement.

   The Company will promptly deliver, upon oral or written request, a separate copy of the Proxy Statement to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to the Vice President of Finance by phone at (305) 592-2830 or by mail to Vice President--Finance, 3000 N.W. 107th Avenue, Miami, Florida 33172.

   Shareholders residing at the same address and currently receiving only one copy of the Proxy Statement may contact the Vice President of Finance by phone at (305) 592-2830 or by mail to Vice President--Finance, 3000 N.W. 107th Avenue, Miami, Florida 33172 to request multiple copies of the Proxy Statement in the future.

   Shareholders residing at the same address and currently receiving multiple copies of the Proxy Statement may contact the Vice President of Finance by phone at (305) 592-2830 by mail to Vice President--Finance, 3000 N.W. 107th Avenue, Miami, Florida 33172 to request that only a single copy of the Proxy Statement by mailed in the future.

                                OTHER BUSINESS

   The Board of Directors knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.

                 INFORMATION CONCERNING SHAREHOLDER PROPOSALS

   Pursuant to Rule 14a-8 promulgated by the Commission, a shareholder intending to present a proposal to be included in the Company's proxy statement for the Company's 2003 Annual Meeting of Shareholders must deliver a proposal in writing to the Company's principal executive offices no later than January 14, 2003.

   Shareholder proposals intended to be presented at, but not included in the Company's proxy materials for, that meeting must be received by the Company no later than March 29, 2003, at its principal executive offices; otherwise, such proposals will be subject to the grant of discretionary authority contained in the Company's form of proxy to vote on them.

                                          By Order of the Board of Directors

                                          Fanny Hanono,
                                          Secretary

Miami, Florida
May 8, 2002

                                                                        ANNEX A

                        PERRY ELLIS INTERNATIONAL, INC.
                            2002 STOCK OPTION PLAN

   1. PURPOSE. The purpose of the Perry Ellis International, Inc. 2002 Stock Option Plan (the "Plan") is to advance the interests of Perry Ellis International, Inc., a Florida corporation (the "Company"), by providing an additional incentive to attract, retain and motivate highly qualified and competent persons who are important to the Company, and upon whose efforts and judgments the success of the Company and its Subsidiaries is largely dependent, including employees, consultants, independent contractors, Officers and Directors, by authorizing the grant of options to purchase Common Stock of the Company to persons who are eligible to participate hereunder, thereby encouraging stock ownership in the Company by such persons, all upon and subject to the terms and conditions of this Plan.

   2. DEFINITIONS. As used herein, the following terms shall have the meanings indicated:

       (a) "Board" shall mean the Board of Directors of the Company.

       (b) "Cause" shall mean a determination by the Company that any of the following has occurred:

          (i) that the Optionee has been willful, reckless or grossly negligent in the performance of his or her duties as an employee of the Company;

          (ii) that there has been a willful breach by the Optionee of any of the material terms or provisions of any employment agreement between such Optionee and the Company;

          (iii) any conduct by the Optionee that either results in his or her conviction of a felony under the laws of the United States of America or any state thereof, or of an equivalent crime under the laws of any other jurisdiction;

          (iv) that the Optionee has committed one or more acts involving fraud, embezzlement, misappropriation, theft, breach of fiduciary duty or material dishonesty against the Company, its properties or personnel;

          (v) any act by the Optionee that the Company determines to be in willful or wanton disregard of the Company's best interests, or which results, or is intended to result, directly or indirectly, in improper gain or personal enrichment of the Optionee at the expense of the Company;

          (vi) that there has been a willful, reckless or grossly negligent failure by the Optionee to comply with any rules, regulations, policies or procedures of the Company, or that the Optionee has engaged in any act, behavior or conduct demonstrating a deliberate and material violation or disregard of standards of behavior that the Company has a right to expect of its employees; or

          (vii) if the Optionee, while employed by the Company and for two years thereafter, violates a confidentiality and/or noncompete agreement with the Company, or fails to safeguard, divulges, communicates, uses to the detriment of the Company or for the benefit of any person or persons, or misuses in any way, any Confidential Information;

PROVIDED, HOWEVER, that, if the Optionee has entered into a written employment agreement with the Company which remains effective and which expressly provides for a termination of such Optionee's employment for "cause", the term "Cause" as used herein shall have the meaning a s set forth in the Optionee's employment agreement in lieu of the definition of "Cause" set forth in this
Section 2(b).

       (c) "Change of Control" shall mean the acquisition by any person or group (as that term is defined in the Securities Exchange Act), and the rules promulgated pursuant to that act) in a single transaction or a series of transactions of forty percent (40%) or more in voting power of the outstanding stock of the Company and a change of the composition of the Board of Directors so that, within two years after the acquisition took place, a majority of the members of the Board of Directors of the Company, or of any corporation with which the Company may be consolidated or merged, are persons who were not Directors or Officers of the Company or one of its Subsidiaries immediately prior to the acquisition, or to the first of a series of transactions which resulted in the acquisition of forty percent (40%) or more in voting power of the outstanding stock of the Company.

       (d) "Code" shall mean the Internal Revenue Code of 1986, as amended.

       (e) "Committee" shall mean the stock option or compensation committee appointed by the Board or, if not appointed, the Board.

       (f) "Common Stock" shall mean collectively, the Company's common stock, par value $.01 per share.

       (g) "Confidential Information" shall mean any and all information pertaining to the Company's financial condition, clients, customers, prospects, sources of prospects, customer lists, trademarks, trade names, service marks, service names, "know-how," trade secrets, products, services, details of client or consulting contracts, management agreements, pricing policies, operational methods, site selection, results of operations, costs and methods of doing business, owners and ownership structure, marketing practices, marketing plans or strategies, product development techniques or plans, procurement and sales activities, promotion and pricing techniques, credit and financial data concerning customers and business acquisition plans, that is not generally available to the public.

       (h) "Director" shall mean a member of the Board.

       (i) "Employee" shall mean any person, including Officers, Directors, consultants and independent contractors who are either employed or engaged by the Company or any parent or Subsidiary of the Company within the meaning of Code Section 3401(c) or the regulations promulgated thereunder.

       (j) "Fair Market Value" of a Share on any date of reference shall be the Closing Price of a share of Common Stock on the business day on or immediately preceding such date, unless the Committee in its sole discretion shall determine otherwise in a fair manner. For this purpose, the "Closing Price" of the Common Stock on any business day shall be (i) if the Common Stock is listed or admitted for trading on any United States national securities exchange (including the National Association of Securities Dealers Automated Quotation System, NASDAQ), or if actual transactions are otherwise reported on a consolidated transaction reporting system, the last reported sale price of the Common Stock on such exchange or reporting system, as reported in any newspaper of general circulation, or (ii) if clause (i) is not applicable, the mean between the high bid and low asked quotations for the Common Stock as reported by the National Quotation Bureau, Incorporated if at least two securities dealers have inserted both bid and asked quotations for the Common Stock on at least five of the ten preceding days. If the information set forth in clauses
(i) through (ii) above is unavailable or inapplicable to the Company (e.g., if the Company's Common Stock is not then publicly traded or quoted), then the "Fair Market Value" of a Share shall be the fair market value (i.e., the price at which a willing seller would sell a Share to a willing buyer when neither is acting under compulsion and when both have reasonable knowledge of all relevant facts) of a share of the Common Stock on the business day immediately preceding such date as the Committee in its sole and absolute discretion shall determine in a fair and uniform manner.

       (k) "Family Member" shall mean any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Employee's household (other than a tenant or Employee), a trust in which these persons have more than 50% of the beneficial interest, a foundation in which these persons (or the Employee) control the management of assets, and any other entity in which these persons (or the Employee) own more than 50% of the voting interests.

       (l) "Incentive Stock Option" shall mean an incentive stock option as defined in Section 422 of the Code.

       (m) "Non-Employee Directors" shall have the meaning set forth in Rule 16b-3(b)(3)(i) (17 C.F.R. (S)240.16(b)-3(b)(3)(i)) under the Securities
Exchange Act.

       (n) "Non-Statutory Stock Option" or "Nonqualified Stock Option" shall mean an Option which is not an Incentive Stock Option.

       (o) "Officer" shall mean the Company's chairman, chief executive officer, president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company. Officers of Subsidiaries shall be deemed Officers of the Company if they perform such policy-making functions for the Company. As used in this paragraph, the phrase "policy-making function" does not include policy-making functions that are not significant. Unless specified otherwise in a resolution by the Board, an "executive officer" pursuant to Item 401(b) of Regulation S-K (17 C.F.R. (S)229.401(b)) shall be only such person designated as an "Officer" pursuant to the foregoing provisions of this paragraph.

       (p) "Option" (when capitalized) shall mean any stock option granted under this Plan.

       (q) "Optionee" shall mean a person to whom an Option is granted under this Plan or any person who succeeds to the rights of such person under this Plan by reason of the death of such person.

       (r) "Plan" shall mean this 2002 Stock Option Plan of the Company, which Plan shall be effective upon approval by the Board, subject to approval, within 12 months of the date thereof by holders of a majority of the Company's issued and outstanding Common Stock of the Company.

       (s) "Securities Act" shall mean the Securities Act of 1933, as amended.

       (t) "Securities Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

       (u) "Share" or "Shares" shall mean a share or shares, as the case may be, of the Common Stock, as adjusted in accordance with Section 10 of this Plan.

       (v) "Subsidiary" shall mean any corporation (other than the Company) in any unbroken chain of corporations beginning with the Company if, at the time of the granting of the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

   3. SHARES AND OPTIONS. Subject to adjustment in accordance with Section 10 hereof, the Company may grant to Optionees from time to time Options to purchase an aggregate of up to one million (1,000,000) Shares from Shares held in the Company's treasury or from authorized and unissued Shares. If any Option granted under this Plan shall terminate, expire, or be canceled, forfeited or surrendered as to any Shares, the Shares relating to such lapsed Option shall be available for issuance pursuant to new Options subsequently granted under this Plan. Upon the grant of any Option hereunder, the authorized and unissued Shares to which such Option relates shall be reserved for issuance to permit exercise under this Plan. Subject to the provisions of Section 14 hereof, an Option granted hereunder shall be either an Incentive Stock Option or a Non-Statutory Stock Option as determined by the Committee at the time of grant of such Option and shall clearly state whether it is an Incentive Stock Option or Non-Statutory Stock Option. All Options shall be granted within 10 years from the effective date of this Plan.

   4. LIMITATIONS. Options otherwise qualifying as Incentive Stock Options hereunder will not be treated as Incentive Stock Options to the extent that the aggregate Fair Market Value (determined at the time the Option is granted) of the Shares, with respect to which Options meeting the requirements of Code
Section 422(b) are exercisable for the first time by any individual during any calendar year (under all stock option or similar plans of the Company and any Subsidiary), exceeds $100,000.

   5.  CONDITIONS FOR GRANT OF OPTIONS.

       (a) Each Option shall be evidenced by an Option agreement that may contain any term deemed necessary or desirable by the Committee, provided such terms are not inconsistent with this Plan or any applicable law. Optionees shall be those persons selected by the Committee from the class of all regular Employees of the Company or its Subsidiaries, including Employee Directors and Officers who are regular or former regular employees of the Company, Directors who are not regular employees of the Company, as well as consultants to the Company. Any person who files with the Committee, in a form satisfactory to the Committee, a written waiver of eligibility to receive any Option under this Plan shall not be eligible to receive any Option under this Plan for the duration of such waiver.

       (b) In granting Options, the Committee shall take into consideration the contribution the person has made, or is expected to make, to the success of the Company or its Subsidiaries and such other factors as the Committee shall determine. The Committee shall also have the authority to consult with and receive recommendations from Officers and other personnel of the Company and its Subsidiaries with regard to these matters. The Committee may from time to time in granting Options under this Plan prescribe such terms and conditions concerning such Options as it deems appropriate, including, without limitation,
(i) the exercise price or prices of the Option or any installments thereof,
(ii) prescribing the date or dates on which the Option becomes and/or remains exercisable, (iii) providing that the Option vests or becomes exercisable in installments over a period of time, and/or upon the attainment of certain stated standards, specifications or goals, (iv) relating an Option to the continued employment of the Optionee for a specified period of time, or (v) conditions or termination events with respect to the exercisability of any Option, provided that such terms and conditions are not more favorable to an Optionee than those expressly permitted herein; provided, however, that to the extent not canceled pursuant to Section 9(b) hereof, upon a Change in Control, any Options that have not yet vested, may, in the sole discretion of the Committee, vest upon such Change in Control.

       (c) The Options granted to employees under this Plan shall be in addition to regular salaries, pension, life insurance or other benefits related to their employment with the Company or its Subsidiaries. Neither this Plan nor any Option granted under this Plan shall confer upon any person any right to employment or continuance of employment (or related salary and benefits) by the Company or its Subsidiaries.

   6. EXERCISE PRICE. The exercise price per Share of any Option shall be any price determined by the Committee but shall not be less than the par value per Share; PROVIDED, HOWEVER, that in no event shall the exercise price per Share of any Incentive Stock Option be less than the Fair Market Value of the Shares underlying such Option on the date such Option is granted and, in the case of an Incentive Stock Option granted to a 10% shareholder, the per Share exercise price will not be less than 110% of the Fair Market Value in accordance with
Section 14 of this Plan. Re-granted Options, or Options which are canceled and then re-granted covering such canceled Options, will, for purposes of this
Section 6, be deemed to have been granted on the date of the re-granting.

   7.  EXERCISE OF OPTIONS.

       (a) An Option shall be deemed exercised when (i) the Company has received written notice of such exercise in accordance with the terms of the Option, (ii) full payment of the aggregate Option price of the Shares as to which the Option is exercised has been made, (iii) the Optionee has agreed to be bound by the terms, provisions and conditions of any applicable shareholders' agreement, and (iv) arrangements that are satisfactory to the Committee in its sole discretion have been made for the Optionee's payment to the Company of the amount that is necessary for the Company or the Subsidiary employing the Optionee to withhold in accordance with applicable Federal or state tax withholding requirements. Unless further limited by the Committee in any Option, the exercise price of any Shares purchased pursuant to the exercise of such Option shall be paid in cash, by certified or official bank check, by money order, with Shares or by a combination of the above; PROVIDED, HOWEVER, that the Committee in its sole discretion may accept a personal check in full or partial payment of any Shares. If the exercise price is paid in whole or in part with Shares, the value of the Shares surrendered shall be their Fair Market Value on the date the Option is exercised. The Company in its sole discretion may, on an individual basis or pursuant to a general program established by the Committee in connection with this Plan, lend money to an Optionee to exercise all or a portion of the Option granted hereunder. If the exercise price is paid in whole or part with the Optionee's promissory note, such note shall (i) provide for full recourse to the maker, (ii) be collateralized by the pledge of the Shares that the Optionee purchases upon exercise of such Option, (iii) bear interest at a rate no less than the rate of interest payable by the Company to its principal lender, and
(iv) contain such other terms as the Committee in its sole discretion shall require. No Optionee shall be deemed to be a holder of any shares subject to an Option unless and until a stock certificate or certificates for such shares are issued to the person(s) under the terms of this Plan. No adjustments shall be made for dividends (ordinary or extraordinary, whether in cash, securities or property) or distributions or other rights for which the record date is prior to the date such stock certificate is issued, except as expressly provided in
Section 10 hereof. Additionally, any Option may be exercised pursuant to a "cashless" or "net issue" exercise provision set forth in the Option agreement evidencing such Option.

       (b) No Optionee shall be deemed to be a holder of any Shares subject to an Option unless and until a stock certificate or certificates for such Shares are issued to such person(s) under the terms of this Plan. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such stock certificate is issued, except as expressly provided in Section 10 hereof.

   8. EXERCISABILITY OF OPTIONS. Any Option shall become exercisable in such amounts, at such intervals, upon such events or occurrences and upon such other terms and conditions as shall be provided in this Plan or in an individual Option agreement evidencing such Option, except as otherwise provided in
Section 5(b) or this Section 8.

       (a) The expiration date(s) of an Option shall be determined by the Committee at the time of grant, but in no event shall an Option be exercisable after the expiration of 10 years from the date of grant of the Option.

       (b) Unless otherwise expressly provided in any Option as approved by the Committee, notwithstanding the exercise schedule set forth in any Option, each outstanding Option, may, in the sole discretion of the Committee, become fully exercisable upon the date of the occurrence of any Change of Control, but, unless otherwise expressly provided in any Option, no earlier than six months after the date of grant, and if and only if Optionee is in the employ of the Company on such date.

       (c) The Committee may in its sole discretion at any time accelerate the date on which any Option may be exercised and may accelerate the vesting of any Shares subject to any Option or previously acquired by the exercise of any Option.

   9.  TERMINATION OF OPTION PERIOD.

       (a) Unless otherwise expressly provided in any Option, the unexercised portion of any Option shall automatically and without notice immediately terminate and become forfeited, null and void at the time of the earliest to occur of the following:

          (i) three months after the date on which the Optionee's employment is terminated for any reason other than by reason of (A) Cause, (B) the termination of the Optionee's employment with the Company by such Optionee following less than ninety (90) days' prior written notice to the Company of such termination (an "Improper Termination"), (C) a mental or physical disability (within the meaning of Section 22(e) of the Code) as determined by a medical doctor satisfactory to the Committee, or (D) death;

          (ii) immediately upon (A) the termination by the Company of the Optionee's employment for Cause, or (B) an Improper Termination; or

          (iii) one year after the date on which the Optionee's employment is terminated by reason of a mental or physical disability (within the meaning of Code Section 22(e)) as determined by a medical doctor satisfactory to the Committee; or

          (iv) the later of (A) one year after the date of termination of the Optionee's employment by reason of death of the Employee, or (B) three months after the date on which the Optionee shall die if such death shall occur during the one year period specified in Section 9(a)(iii) hereof.

       (b) Notwithstanding the foregoing, if the Optionee's employment is terminated by reason of a mental or physical disability (within the meaning of Section 22(e) of the Code) as determined by a medical doctor satisfactory to the Committee or the Optionee retires from employment by the Company or any other entity, then the Option shall continue until the original expiration date.

       (c) The Committee in its sole discretion may, by giving written notice (the "Cancellation Notice"), cancel effective upon the date of the consummation of any corporate transaction described in Section 10(d) hereof, any Option that remains unexercised on such date. The Cancellation Notice shall be given a reasonable period of time prior to the proposed date of such cancellation and may be given either before or after approval of such corporate transaction.

       (d) Upon Optionee's termination of employment as described in this
Section 9, or otherwise, any Option (or portion thereof) not previously vested or not yet exercisable pursuant to Section 8 of this Plan or the vesting schedule set forth in the Option Agreement evidencing the Option shall be immediately canceled.

   10.  ADJUSTMENT OF SHARES.

       (a) If at any time while this Plan is in effect or unexercised Options are outstanding, there shall be any increase or decrease in the number of issued and outstanding Shares through the declaration of a stock dividend or through any recapitalization resulting in a stock split, combination or exchange of Shares (other than any such exchange or issuance of Shares through which Shares are issued to effect an acquisition of another business or entity or the Company's purchase of Shares to exercise a "call" purchase option), then and in such event:

          (i) appropriate adjustment shall be made in the maximum number of Shares available for grant under this Plan, so that the same percentage of the Company's issued and outstanding Shares shall continue to be subject to being so optioned;

          (ii) appropriate adjustment shall be made in the number of Shares and the exercise price per Share thereof then subject to any outstanding Option, so that the same percentage of the Company's issued and outstanding Shares shall remain subject to purchase at the same aggregate exercise price; and

          (iii) such adjustments shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive.

       (b) Subject to the specific terms of any Option, the Committee may change the terms of Options outstanding under this Plan, with respect to the Option price or the number of Shares subject to the Options, or both, when, in the Committee's sole discretion, such adjustments become appropriate by reason of a corporate transaction described in Section 10(d) hereof, or otherwise.

       (c) Except as otherwise expressly provided herein, the issuance by the Company of shares of its capital stock of any class, or securities convertible into or exchangeable for shares of its capital stock of any class, either in connection with a direct or underwritten sale or upon the exercise of rights or warrants to subscribe therefor or purchase such Shares, or upon conversion of shares of obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to the number of or exercise price of Shares then subject to outstanding Options granted under this Plan.

       (d) Without limiting the generality of the foregoing, the existence of outstanding Options granted under this Plan shall not affect in any manner the right or power of the Company to make, authorize or consummate (i) any or all adjustments, reclassifications, recapitalizations, reorganizations or other changes in the Company's capital structure or its business; (ii) any merger or consolidation of the Company or to which the Company is a party; (iii) any issuance by the Company of debt securities, or preferred or preference stock that would rank senior to or above the Shares subject to outstanding Options; (iv) any purchase or issuance by the Company of Shares or other classes of common stock or common equity securities;
(v) the dissolution or liquidation of the Company; (vi) any sale, transfer, encumbrance, pledge or assignment of all or any part of the assets or business of the Company; or (vii) any other corporate act or proceeding, whether of a similar character or otherwise.

       (e) The Optionee shall receive written notice within a reasonable time prior to the consummation of such action advising the Optionee of any of the foregoing. The Committee may, in the exercise of its sole discretion, in such instances declare that any Option shall terminate as of a date fixed by the Board and give each Optionee the right to exercise his or her Option.

   11. TRANSFERABILITY OF OPTIONS. Unless otherwise authorized by the Board, no Incentive Stock Option granted hereunder shall be sold, pledged, assigned, hypothecated, disposed or otherwise transferred by the Optionee other than by will or the laws of descent and distribution. Nonqualified Stock Options granted hereunder may not be sold, pledged, assigned, hypothecated, disposed or otherwise transferred by the Optionee other than (a) by will or the laws of descent and distribution (b) by gift to a Family Member, or (c) through a domestic relations order in settlement of marital property rights. No Option shall be exercisable during the Optionee's lifetime by any person other than the Optionee or transferee permitted under this Section 11.

   12. ISSUANCE OF SHARES. As a condition of any sale or issuance of Shares upon exercise of any Option, the Committee may require such agreements or undertakings, if any, as the Committee may deem necessary or advisable to assure compliance with any such law or regulation including, but not limited to, the following:

          (i) a representation and warranty by the Optionee to the Company, at the time any Option is exercised, that he is acquiring the Shares to be issued to him for investment and not with a view to, or for sale in connection with, the distribution of any such Shares; and

          (ii) (A) an agreement and undertaking to comply with all of the terms, restrictions and provisions set forth in any then applicable shareholders' agreement relating to the Shares, including, without limitation, any restrictions on transferability, any rights of first refusal, any option of the Company to "call" or purchase such Shares under then applicable agreements, and any option of the Company to rescind the issuance of the Shares; and

          (B) any restrictive legend or legends, to be embossed or imprinted on Share certificates, that are, in the discretion of the Committee, necessary or appropriate to comply with the provisions of any securities law or other restriction applicable to the issuance of the Shares.

   13.  ADMINISTRATION OF THIS PLAN.

       (a) This Plan shall initially be administered by the Board. As soon as may be practicable, but no later than the date (if ever) the Common Stock is listed or admitted for trading on any United States national securities exchange, the Plan shall be administered by the Committee, which shall consist of not less than two Non-Employee Directors. The Committee shall have all of the powers of the Board with respect to this Plan. Any member of the Committee may be removed at any time, with or without cause, by resolution of the Board and any vacancy occurring in the membership of the Committee may be filled by appointment by the Board.

       (b) Subject to the provisions of this Plan, the Committee shall have the authority, in its sole discretion, to: (i) grant Options, (ii) determine the exercise price per Share at which Options may be exercised, (iii) determine the Optionees to whom, and time or times at which, Options shall be granted, (iv) determine the number of Shares to be represented by each Option, (v) determine the terms, conditions and provisions of each Option granted (which need not be identical) and, with the consent of the holder thereof, modify or amend each Option, (vi) defer (with the consent of the Optionee) or accelerate the exercise date of any Option, and (vii) make all other determinations deemed necessary or advisable for the administration of this Plan, including repricing, canceling and regranting Options.

       (c) The Committee, from time to time, may adopt rules and regulations for carrying out the purposes of this Plan. The Committee's determinations and its interpretation and construction of any provision of this Plan shall be final, conclusive and binding upon all Optionees and any holders of any Options granted under this Plan.

       (d) Any and all decisions or determinations of the Committee shall be made either (i) by a majority vote of the members of the Committee at a meeting of the Committee or (ii) without a meeting by the unanimous written approval of the members of the Committee.

       (e) No member of the Committee, or any Officer or Director of the Company or its Subsidiaries, shall be personally liable for any act or omission made in good faith in connection with this Plan.

   14. INCENTIVE OPTIONS FOR 10% SHAREHOLDERS. Notwithstanding any other provisions of this Plan to the contrary, an Incentive Stock Option shall not be granted to any person owning directly or indirectly (through attribution under Section 424(d) of the Code) at the date of grant, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (or of its Subsidiary) at the date of grant unless the exercise price of such Option is at least 110% of the Fair Market Value of the Shares subject to such Option on the date the Option is granted, and such Option by its terms is not exercisable after the expiration of 10 years from the date such Option is granted.

   15.  INTERPRETATION.

       (a) This Plan shall be administered and interpreted so that all Incentive Stock Options granted under this Plan will qualify as Incentive Stock Options under Section 422 of the Code. If any provision of this Plan should be held invalid for the granting of Incentive Stock Options or illegal for any reason, such determination shall not affect the remaining provisions hereof, and this Plan shall be construed and enforced as if such provision had never been included in this Plan.

       (b) This Plan shall be governed by the laws of the State of Florida.

       (c) Headings contained in this Plan are for convenience only and shall in no manner be construed as part of this Plan or affect the meaning or interpretation of any part of this Plan.

       (d) Any reference to the masculine, feminine, or neuter gender shall be a reference to such other gender as is appropriate.

       (e) Time shall be of the essence with respect to all time periods specified for the giving of notices to the Company hereunder, as well as all time periods for the expiration and termination of Options in accordance with
Section 9 hereof (or as otherwise set forth in an Option agreement).

   16.  CANCELLATION AND RESCISSION OF AWARDS.

       (a) Unless the Option specifies otherwise, the Committee may cancel, rescind, suspend, withhold or otherwise limit or restrict any unexpired, unpaid, or deferred Options at any time if the Optionee is not in compliance with all applicable provisions of this Plan and the individual Option agreement evidencing such Option, or if the Optionee engages in any "Detrimental Activity" (as defined in this Section 16). For purposes of this Section 16 and during the time the Optionee is employed by the Company and for a period of two years from the date the Optionee ceases being employed by the Company (the "Restrictive Period"), without the Company's prior written consent, in each instance, "Detrimental Activity" shall include: (i) the rendering of services for any organization or engaging directly or indirectly in any business which is or becomes competitive with the Company, or which organization or business, or the rendering of services to such organization or business, is or becomes otherwise prejudicial to or in conflict with the interests of the Company; (ii) the disclosure to anyone outside the Company, or the use in other than the Company's business, without prior written authorization from the Company, of any confidential information or material, as defined in any agreement between the Optionee and the Company regarding confidential information and intellectual property either during or after employment with the Company; (iii) the failure or refusal to disclose promptly and to assign to the Company, pursuant to the Company's confidentiality agreement with the Optionee, all right, title and interest in any invention or idea, patentable or not, made or conceived by the Optionee during employment by the Company, relating in any manner to the actual or anticipated business, research or development work of the Company or the failure or refusal to do anything reasonably necessary to enable the Company to secure a patent where appropriate in the United States and in other countries; (iv) activity that results in termination of the Optionee's employment for cause; (v) a material violation of any written rules, policies, procedures or guidelines of the Company; (vi) any attempt directly or indirectly to induce any employee of the Company to be employed or perform services elsewhere or any attempt directly or indirectly to solicit the trade or business of any current or prospective customer, supplier or partner of the Company; (vii) the Optionee being convicted of, or entering a guilty plea with respect to, a crime, whether or not connected with the Company; or (viii) any other conduct or act determined to be injurious, detrimental or prejudicial to any interest of the Company.

       (b) Upon exercising an Option, the Optionee shall certify in a manner reasonably acceptable to the Company that he or she is in compliance with the terms and conditions of the Plan. In the event an Optionee fails to comply with the provisions of paragraphs (a)(i)-(viii) of this Section 16 within the Restrictive Period, the exercise of an Option may be rescinded by the Company at any time within the Restrictive Period. In the event of any such rescission, the Optionee shall return any and all Shares obtained upon the exercise of Options if the Shares are still held by the Optionee. If the Optionee no longer holds the Shares, the Optionee shall pay the Company an amount equal to the Fair Market Value of the Shares as of the date of the rescission less the exercise price paid for the Shares, in such manner and on such terms and conditions as may reasonably be required by the Company. The Company shall be entitled to set-off against the foregoing amount.

   17. AMENDMENT AND DISCONTINUATION OF THIS PLAN. Either the Board or the Committee may from time to time amend this Plan or any Option without the consent or approval of the shareholders of the Company; PROVIDED, HOWEVER, that, except to the extent provided in Section 9, no amendment or suspension of this Plan or any Option issued hereunder shall substantially impair any Option previously granted to any Optionee without the consent of such Optionee.

   18. TERMINATION DATE. This Plan shall terminate 10 years after the date of adoption by the Board provided, however, that no such termination shall affect the validity of Options granted hereunder in accordance with the terms of this Plan, which Options expire after such termination date.

                        PERRY ELLIS INTERNATIONAL, INC.
                 ANNUAL MEETING OF SHAREHOLDERS--JUNE 11, 2002
        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                        PERRY ELLIS INTERNATIONAL, INC.

   The undersigned hereby appoints George Feldenkreis and Oscar Feldenkreis as Proxies, each with full power to appoint a substitute, to represent and to vote, with all the powers the undersigned would have if personally present, all the shares of Common Stock, $.01 par value per share, of Perry Ellis International, Inc., a Florida corporation (the "Company") held of record by the undersigned on May 1, 2002 at the Annual Meeting of Shareholders to be held on June 11, 2002 or any adjournment or adjournments thereof.

Proposal 1.

      [_]FOR ALL THE NOMINEES LISTED BELOW           [_]WITHHOLD AUTHORITY
         (except as marked to the contrary below)       to vote for all nominees listed below

          Ronald L. Buch    Salomon Hanono
        (INSTRUCTIONS: To withhold authority for any individual nominees, write that nominee's name in the space below.)
--------------------------------------------------------------------------------

Proposal 2.Approval of proposal to adopt the 2002 Stock Option Plan.
        FOR [_]       AGAINST [_]       ABSTAIN [_]

Proposal 3.Ratification of selection of Deloitte & Touche LLP as independent public accountants for the Company for the fiscal year ending January 31, 2003.
        FOR [_]       AGAINST [_]       ABSTAIN [_]
In their discretion, the Proxies are authorized to vote upon other business as may come before the meeting.

   This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, the Proxy will be voted FOR Proposals 1, 2 and 3.

                                              Dated: _____________ , 2002

                                              ----------------------------------
                                                         (Signature)

                                              ----------------------------------
                                                         (Signature)

                                              PLEASE SIGN HERE
                                              Please date this proxy and sign
                                              your name exactly as it appears
                                              hereon.

                                              Where there is more than one
                                              owner, each should sign. When
                                              signing as an agent, attorney,
                                              administrator, executor,
                                              guardian, or trustee, please add
                                              your title as such. If executed
                                              by a corporation, the proxy
                                              should be signed by a duly
                                              authorized officer who should
                                              indicate his office.

   PLEASE DATE, SIGN, AND MAIL THIS PROXY CARD IN THE ENCLOSED ENVELOPE. NO
              POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.